Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports Second Consecutive Quarter of Positive EBITDA;
Gross Margin Improves Over 560 basis points to 26%

HIGHTSTOWN, NJ—August 8, 2007—QSGI, Inc. (OTCBB: QSGI), the only provider of a full suite of information technology solutions to help corporations better manage hardware assets, maintenance expenses, and ensure best practices for data security and regulatory compliance, today reported financial results for the three and six months ended June 30, 2007.

Recent Developments:

▪	Added over $500,000 of additional Data Center Maintenance contracts increasing the division’s anticipated revenue run rate to at least $7.1 million by the fourth quarter
▪	Expanded relationship with European division of leading OEM to include full suite of data security and compliance services for first OEM client
▪	Added contracts for Sun server maintenance and data security services for SAN product
▪	Introduced best practice solution for destruction of data backup tapes with a leading investment bank and a financial services firm
▪	Signed first major contract in India to provide data security services
▪	Acquired website and online store of DPVTech, an on-line retailer and wholesaler of computer equipment

Marc Sherman, chairman and chief executive of QSGI, commented, “We are very pleased with the 564 basis point increase in our gross margin, which further illustrates that our continued migration from a pure hardware re-marketer towards a higher margin IT services provider is working.  As a result, we improved our operating income, and achieved positive EBITDA for the second consecutive quarter on revenues of $9.7 million.  We attribute the improvement in gross margin to a very strong increase in our end-user, data erasure and auditing work within the Data Security & Compliance division, as well as continued growth in our Data Center Maintenance division.  These increases were offset by a lower sales comparison in our Data Center Hardware division due to a few large mainframe transactions during second quarter of last year. Although revenue was down year-over-year, margins and earnings in both our Data Security & Compliance division as well as our Data Center Maintenance division have improved, we have much greater visibility given the increase in recurring revenues, and we are moving ahead rapidly on the path to profitability.”

“Within our Data Security & Compliance division, we generated the largest increase in our data security services revenue to date and posted a 14% increase in gross profit, in part by adding a well recognized investment bank, a leading financial services firm, a major specialty pharmaceuticals company, one of the nation’s leading physician and healthcare networks, as well as an online postage company,” Mr. Sherman continued. “The improvement in revenue mix coming from this division’s IT services allowed the Data Security and Compliance division to post another consecutive quarter of gross profit and gross margin  improvement.  This was complemented by our promised reductions in overhead and moved us another step closer to profitability within the division on a standalone basis.”

“While we continue to feel the effects of delays in corporate IT rollouts due to the launch of Vista, which was apparent in our remarketing revenues, wholesale orders within the Data Security & Compliance division are now off to one of our strongest starts as we head into the third quarter.  This seems to be evidence of the Vista boost we anticipated seeing later in 2007, as off-lease returns to OEMs picked up the pace.  We have also re-opened an important re-marketing channel partnership with a major OEM.  As a result, QSGI now has re-marketing relationships in place with three of the largest PC and server OEMs. We also expanded our relationship with a major OEM of PCs and servers to now provide our full suite of Data Security & Compliance services for one of the OEM’s European subsidiaries. This marks the first time we will provide our full suite of data security and compliance services, including our department of defense disk erase and fully automated audit, directly for an OEM partner. And most recently, we signed an agreement with GE Commercial Finance in India to utilize our full suite of IT services to ensure data security and maximize re-marketing proceeds from their portfolio of off-lease IT equipment. This is our first major contract in India, and given the country’s rapid technological evolution over the past few years, there is increased demand for these services and we look forward to expanding our presence in the region.”

“Turning to our Data Center Maintenance division, revenues increased 28%, and we were awarded additional mainframe and mid-range server maintenance contracts, which are estimated to generate over $500,000 of incremental annual revenue for the company's Data Center Maintenance division.  As a result, we expect to be at a run-rate of at least $7.1 million by the fourth quarter, up from just $4.8 million at the end of 2006, with the second half of 2007 still remaining to gain additional ground. These additional mainframe and mid-range server maintenance contracts further reinforce the traction we are gaining in the industry, as a cost effective alternative for these mission critical maintenance services.  We have also added Sun server expertise to our capabilities, which builds upon our midrange p-Series, x-Series, and i-Series capabilities that we added earlier this year.  Lastly, we recently signed another contract for the erasure and remarketing of storage area network system (SANS) devices.  Services such as these are performed within the data center, and help bridge our Data Center Maintenance with our Data Security & Compliance division, further enhancing our cross selling opportunities.”

“Looking ahead, both our Data Center Maintenance division and our Data Center Hardware division should continue to generate strong cash flow, which we build upon as the $500,000 of additional maintenance contracts announced come on line.  The sales opportunities within our Data Center Maintenance division are extremely robust, and we look forward to continuing our growth at historic levels.  Within our Data Security & Compliance division, we are off to a very strong start to the third quarter, including both our full suite of end-user services, as well as our wholesale remarketing business.  We have now achieved positive EBITDA for two consecutive quarters and we are on track to continue this trend.  Heading into the third quarter, we have further reduced general and administrative expenses, as well as expenses from our India lead generation center, in favor of a more consultative selling approach through our U.S. based sales force.  These enhancements to our sales force, coupled with the cost reductions, and continued margin improvement bode extremely well for improved company-wide profitability for the third quarter of 2007 and beyond.”

Total revenue for the second quarter of 2007 was $9.7 million, as compared with $15.2 million for the same period in 2006, with gross profit of $2.5 million, compared to gross profit of $3.1 million.  Gross margin for the second quarter of 2007 increased 564 basis points to 25.8% compared to 20.2% for the same period last year.  Revenue within the Data Security & Compliance division for the second quarter of 2007 was $4.9 million, while gross profit increased 14% and gross margin increased 319 basis points to 14.4%, reflecting the company’s shift from wholesale remarketing to higher margin end-user services.  Revenue within the Data Center Maintenance division increased 28% to $1.5 million, while gross profit increased 15.7% on gross margins of 62.7%.  The decline in gross margin from historical levels within the Data Center Maintenance division reflects additional personnel the company added to handle its new mid-range maintenance service offering.  The strength in QSGI’s Maintenance division and data security services was offset by revenues within the Data Center Hardware division, which decreased 61% to $3.3 million, while gross profit decreased 47.8% despite a 666 basis point increase in gross margin to 25.8%.  The decline in revenue within the Data Center Hardware division reflects a small number of transactions accounting for unusually strong sales during the second quarter of 2006, while the increase in gross margin reflects a favorable mix of higher margin equipment. Selling, general and administrative expenses were relatively flat at $2.4 million, versus $2.3 million for the same period last year, as overhead reductions in the company’s Data Security & Compliance division offset the additional technical capabilities added to provide services for the maintenance of IBM mid-range and Sun server hardware. Net loss available to common stockholders for the second quarter of 2007 was $145,000, or $0.00 per share, compared to net income of $235,000, or $0.01 per share, for the same period in 2006.

Conference Call

QSGI will host a conference call at 10:00 a.m. Eastern today, August 8, 2007. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is 866-334-4934. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling 866-245-6755, conference ID # 685809. The encore recording will be available two hours after the conference call has concluded.

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
	2007	2006

Assets

Current Assets
Cash and cash equivalents	$860,767	$632,948
Accounts receivable, net of reserve of $783,816 in 2007 and $780,116 in 2006	6,472,504	8,012,421
Inventories	7,492,060	4,982,710
Prepaid expenses, income taxes and other assets	107,173	183,069
Deferred income taxes	598,661	598,661
Total Current Assets	15,531,165	14,409,809
Property and Equipment, Net	337,882	410,241
Goodwill	6,644,403	6,644,403
Intangibles, Net	2,397,256	2,555,584
Other Assets	250,781	158,784

	$25,161,487	$24,178,821

Liabilities And Stockholders’ Equity
Current Liabilities
Revolving line of credit	$5,788,170	$3,915,825
Accounts payable	1,379,079	1,382,336
Accrued expenses	682,181	601,850
Deferred revenue	371,654	517,439
Accrued payroll	60,043	329,658
Other liabilities	200,073	122,784
Total Current Liabilities	8,481,200	6,869,892

Long-Term Deferred Revenue	260,806	416,239
Deferred Income Taxes	352,455	451,625
Total Liabilities	9,094,461	7,737,756

Redeemable Convertible Preferred Stock	4,229,496	4,220,577

Stockholders’ Equity
Preferred shares: authorized 5,000,000 shares in 2007
and 2006, $0.01 par value, none issued	–	–
Common shares: authorized 95,000,000 shares in 2007 and 2006, $0.01 par value; 31,172,716 shares issued and outstanding in 2007 and 2006	311,727	311,727
Additional paid-in capital	14,261,419	14,390,976
Retained earnings (deficit)	(2,735,616)	(2,482,215)
Total Stockholders’ Equity	11,837,530	12,220,488

	$25,161,487	$24,178,821

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three and Six Months Ended June 30, 2007 and 2006
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Product Revenue	$7,951,514	$13,915,641	$15,906,683	$22,037,867
Service Revenue	1,713,675	1,275,699	3,152,673	2,437,597
Total Revenue	9,665,189	15,191,340	19,059,356	24,475,464

Cost Of Products Sold	6,538,501	11,721,788	12,712,657	18,457,060
Cost Of Services Sold	633,072	407,099	1,176,001	789,745
Total Cost Of Sales	7,171,573	12,128,887	13,888,658	19,246,805

Gross Profit	2,493,616	3,062,453	5,170,698	5,228,659

Selling, General And Administrative Expenses	2,378,407	2,306,251	4,993,303	4,890,911

Depreciation And Amortization	167,709	171,607	339,717	341,680

Interest Expense, net	43,353	47,465	131,192	99,783

Income (Loss) Before Provision (Benefit) For Income Taxes	(95,853)	537,130	(293,514)	(103,715)

Provision (Benefit) For Income Taxes	(19,294)	232,545	(78,113)	22,453

Net Income (Loss)	(76,559)	304,585	(215,401)	(126,168)

Preferred Stock Dividends	64,323	65,162	127,939	127,036

Accretion To Redemption Value of Preferred Stock	4,493	4,391	8,918	8,400

Net Income (Loss) Available to Common Stockholders	$(145,375)	$235,032	$(352,258)	$(261,604)

Net Income (Loss) Per Common Share – Basic	$0.00	$0.01	$(0.01)	$(0.01)
Net Income (Loss) Per Common Share – Diluted	$0.00	$0.01	$(0.01)	$(0.01)

Weighted Average Number Of Common Shares Outstanding –Basic	31,172,716	29,335,934	31,172,716	29,064,467
Weighted Average Number Of Common Shares Outstanding –Diluted	31,172,716	30,440,652	31,172,716	29,064,467

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Six Months Ended June 30, 2007 and 2006
(Unaudited)

	2007	2006

Cash Flows From Operating Activities
Net Loss	$(215,401)	$(126,168)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	339,717	340,680
Stock option compensation expense	7,300	9,930
Deferred income taxes	(99,170)	(37,292)
Common shares issued for services	–	161,687
Provision for doubtful accounts, net of recoveries	(11,212)	479,656
Changes in assets and liabilities:
Accounts receivable	1,551,129	709,380
Inventories	(2,509,350)	(381,024)
Prepaid expenses and other current assets	103,347	(101,942)
Accounts payable and accrued expenses	(454,471)	(334,427)
Net Cash Provided by (Used In) Operating Activities	(1,288,111)	721,480

Cash Used In Investing Activities
Purchases of property and equipment	(85,649)	(74,962)
Net Cash Used In Investing Activities	(85,649)	(74,962)

Cash Flows From Financing Activities
Proceeds from the issuance of redeemable preferred stock	–	2,236,301
Proceeds from the exercise of options and warrants	–	9,100
Stock issuance costs	–	(25,499)
Payments for financing costs	(142,827)	–
Preferred stock dividends	(127,939)	(127,036)
Net amounts (paid) borrowed under revolving lines of credit	1,872,345	(2,893,178)
Net Cash Provided By (Used In) Financing Activities	1,601,579	(800,312)

Net Increase (Decrease) In Cash And Cash Equivalents	227,819	(153,794)

Cash And Cash Equivalents – Beginning Of Period	632,948	153,794
Cash And Cash Equivalents – End of Period	$860,767	$–